                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-K



                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported):  March 19, 1998


                             Hybrid Networks, Inc.
            (Exact name of registrant as specified in this charter)


                                   Delaware
                (State or Other Jurisdiction of Incorporation)


             0-23289                              77-02520931
     (Commission File Number)        (I.R.S. Employer Identification Number)


                   10161 Bubb Road, Cupertino, CA 95014-4167
            (Address of principal executive offices)    (Zip Code)


                                (408) 725-3250
             (Registrant's Telephone Number, Including Area Code)


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ITEM 5.   OTHER EVENTS

          The following press release was issued on March 19, 1998:

          Hybrid Networks, Inc. (NASDAQ:HYBR), a leading manufacturer and marketer of high speed cable and wireless broadband access equipment, today announced it will acquire Pacific Monolithics, Inc. in a stock transaction valued at $12.5 million plus the assumption of approximately $5 million of revolving debt, according to Carl Ledbetter, Hybrid's Chairman and Chief Executive Officer. Pacific Monolithics, a leading privately held supplier of broadband wireless transmission equipment, is headquartered in Sunnyvale, California and has a reported revenue of $35.3 million for its fiscal year ended September 28, 1997.

          "The acquisition positions Hybrid to offer vertically integrated solutions in the broadband access equipment market. It will strengthen the leadership position that Hybrid has established in the wireless broadband industry as a leading player and will open new areas of opportunity for us around the world," Ledbetter said.

          "Our customers have been asking for a single supplier that can provide complete, integrated, end-to-end system solutions. The acquisition is part of our business strategy to provide the market with both two-way, as well as one-way with telephony upstream, solutions for both the cable and wireless markets, all utilizing the same architecture and equipment," Ledbetter said.

          The transaction will be accounted for as a pooling of interests and is expected to close by midyear, subject to several conditions including regulatory approvals and the approval of both companies' shareholders. Hybrid will take a one-time charge at the time of closing against the combined earnings reflecting the cost of the merger. Following the close of the transaction, Carl Ledbetter will continue as Chairman and Chief Executive Officer of Hybrid Networks, Inc., and Pacific Monolithics' President, Richard Gold, will join Hybrid as President and Chief Operating Officer.

          "We are excited about the opportunities offered by the combination of Pacific Monolithics and Hybrid Networks," stated Gold. "Many of our customers are already using Hybrid modems and routers with Pacific Monolithics antennas and downconverters in their new wireless broadband data businesses. This combination is the logical next step for Pacific Monolithics and Hybrid Networks."

          Pacific Monolithics is a privately held manufacturer of wireless communication equipment. The company specializes in RF (radio frequency) system-level and component products including RF integrated circuits, antennas, downconverters and encryption systems for wireless, video, voice and data communications. Further information is available on the Pacific Monolithics website http://www.pacmono.com.

          Hybrid Networks, Inc., based in Cupertino, CA, is a broadband access equipment company that designs, develops, manufactures and markets cable and wireless systems that provide high speed access to the Internet and corporate intranets for both businesses and


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consumers.  Hybrid's customers include cable systems operators, broadband wireless system operators, Internet service providers, resellers and other businesses.

          This press release contains certain forward-looking statements related to the acquisition of Pacific Monolithics and the Company's target market that involve risks and uncertainties. Actual results and the success of the proposed merger may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to difficulties in the assimilation of operations, technologies and products of Pacific Monolithics, diversion of management, competitive response and a downturn in the wireless broadband access and transmission market.



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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to report to be signed on its behalf by the undersigned, thereunto duly authorized.





Dated:  March 24, 1998             Hybrid Networks, Inc.



                                   By: /s/ Dan E. Steimle
                                      ______________________________
                                      Dan E. Steimle
                                      Chief Financial Officer



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